UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified in Its Charter)

ADER INVESTMENT MANAGEMENT LP

ADER LONG/SHORT FUND LP

DOHA PARTNERS I LP

ADER FUND MANAGEMENT LLC

ADER INVESTMENT MANAGEMENT LLC

JASON N. ADER

RAYMOND J. BROOKS, JR.

CHARLES N. MATHEWSON

DANIEL B. SILVERS

LAURA T. CONOVER-FERCHAK

ANDREW P. NELSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On February 12, 2013, the Ader Group issued a press release announcing that it issued an open letter to International Game Technology (“IGT”) shareholders, in connection with the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of IGT. A copy of such press release is attached hereto as Exhibit I and is incorporated herein by reference. A copy of such open letter is attached hereto as Exhibit II and is incorporated herein by reference.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Exhibit I

Ader Group Sets Record Straight For IGT Shareholders

Shareholders Are Encouraged to Consider the Issues Carefully and Promptly Vote the GOLD Proxy Card

NEW YORK, Feb. 12, 2013 /PRNewswire/ -- The Ader Group today issued an open letter to International Game Technology shareholders.

The letter raises a number of points, including:

•	Highlighting the significant differences in the respective views of IGT's business;

•	The Ader Group's goal of instituting a culture of ownership in the IGT boardroom;

•	IGT's poor stock price performance over a period of more than three years;

•	The recent customer and investor comments which have been supportive of the Ader Group's efforts; and

•	The need to add relevant casino gaming industry and financial markets experience to the IGT board.

The Ader Group is urging shareholders to vote the GOLD proxy card to elect its three highly-qualified, forward-looking nominees, Raymond J. Brooks, Jr. , Charles N. Mathewson and Daniel B. Silvers , at IGT's upcoming annual meeting scheduled for March 5, 2013.

The letter is available by visiting http://www.rescueigt.com/include/publications/Ader-Groups-Sets-the-Record-Straight.pdf (on the "Filings & Presentations" page).

About Ader Investment Management LP

Ader Investment Management LP is a Delaware limited partnership that was founded in 2003. Ader Investment Management LP is an SEC-registered investment adviser with its principal place of business located in New York, New York. Ader Investment Management LP began conducting business in 2003, under the name of Hayground Cove Associates LP. In June 2011, Hayground Cove Associates LP changed its name to Ader Investment Management LP. Mr. Jason Ader is the sole principal of the firm, and is also the managing member and sole principal of the firm's general partner, Ader Fund Management LLC.

The principal investment advisory business of Ader Investment Management LP is the management of investment portfolios consisting primarily of equity securities on behalf of certain private funds and separately managed accounts.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr. , Charles N. Mathewson and Daniel B. Silvers (the "Ader Nominees") as nominees to the board of directors of International Game Technology (the "Company") and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company's 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission ("SEC") at the SEC's web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long /Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader , Daniel B. Silvers , Andrew P. Nelson and Laura T. Conover-Ferchak . The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company's stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company's common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes "forward-looking statements," which can be identified by the use of forward-looking terminology such as "may," "will," "seek," "should," "expect," "anticipate," "project," "estimate," "intend," "continue" or "believe" or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

SOURCE Ader Group

Exhibit II

February 12, 2013

WHERE WE STAND: CREATING A BRIGHT FUTURE FOR IGT

Dear Fellow Shareholder:

The company recently released a presentation to investors in response to the Ader Group’s efforts to promote a “culture of ownership” and careful stewardship of capital on the board and to secure representation for all shareholders on IGT’s Board of Directors. Their presentation serves to highlight the significant differences that exist in our respective views of the company’s business. We especially take issue with the company’s rather rosy depiction of its current value. We emphasize that our effort has never been to compare the company’s recent performance to the performance of the company under the prior management team. In our view, the company clearly has the potential to perform far better than its current performance.

The company attempts to present a very positive reflection of its stock price performance since April 1, 2009. However, a more detailed analysis results in a very different picture. As the charts below illustrate, while the company participated in the general stock market rebound from April 1, 2009 to its peak on September 14, 2009, its stock price has declined precipitously since then - from $21.93 (after adjusting for dividends) to $14.68 (at January 7, 2013 - the date on which our intention to nominate directors at the annual meeting became public), a decrease of 33.1%. By contrast, during the same period, the S&P500 Index continued to post gains, appreciating 39.3%.

We believe key factors for the decline in IGT’s stock price since September 14, 2009 have been:

•	A series of adjustments to earnings including the Entraction reorganization charge, continued charges related to Double Down retention bonuses and ongoing earnout liability accruals related to Double Down;
•	An overall strategy which has seemed to elevate the importance of social gaming and online poker at the expense of the company’s core casino gaming business; and
•	The relative lack of casino gaming experience in the company’s executive management ranks.

Our effort is intended to assist the company in realizing its potential, and is decidedly not intended to engage in a series of personal attacks, non-sequiturs and half-truths. For this reason, we are deeply troubled when the company makes statements, as it did in its presentation, such as “the dissident slate does not have a long-term strategy nor does it bring an incremental discipline to IGT’s board.” One may agree or disagree with our long-term strategy, but it strains credulity to assert that we have not offered such a plan. Furthermore, given the experience of our nominees, we believe it is clear that their presence would bolster the board’s overall expertise in both the casino gaming industry and financial markets – two areas where we believe that additional experience would promote shareholder value.

On the one hand, the Ader Group has a fundamental belief that the company has been and, in the future can be, a forceful industry participant in the casino gaming equipment supplier business – a business in which we believe the company has its core competency and clear competitive advantage. On the other hand, the current board appears intent on diluting the company’s position in this business by spending large sums of shareholders’ money to “test the waters” in new areas where (1) the company lacks historic operations and any competitive advantage and (2) the company’s actions have alienated its core customers. While we support developing new channels to grow the company, we believe such efforts should be undertaken in a more disciplined fashion – i.e., an approach reflecting an ownership culture.

On February 7, 2013, Orange Capital, a large stockholder of IGT, endorsed these goals in stating its support for the Ader Group’s agenda. We encourage all IGT shareholders to read Orange Capital’s letter (available at http://www.businesswire.com/news/home/20130207005770/en/Orange-Capital-LLC-Issues-Open-Letter-Chairman) to familiarize themselves with Orange’s thought process in indicating support for our efforts.

We have encouraged, and still do encourage, the company to engage with us in a healthy and ongoing discussion of the ideas we have raised, because we believe this debate will lead to a stronger IGT. The board’s actions indicate that they don’t believe that adding representation from a large shareholder is likely to improve overall business focus, board-level decision making processes and governance oversight.

Ader Investment Management LP is led by Jason N. Ader, a long-time #1 Ranked Institutional Investor research analyst turned investor with a long-standing and well-respected focus on the casino gaming industry. Mr. Ader began covering IGT as a sell-side research analyst in 1993 and has followed the company closely as an analyst and investor for the past 20 years. More recently, in 2009, Mr. Ader joined the Board of Directors of Las Vegas Sands Corp., one of the largest casino gaming operators in the world and a customer of IGT.

The Ader Group has nominated three highly-qualified individuals. We believe each of them will add unique and valuable insights and experience to the IGT boardroom. Why is the company apprehensive about adding smart, well-qualified people to the board to address deficiencies in the expertise within the current board? We intentionally do not seek to control the board. Neither do we seek to “overthrow” management, as some have erroneously speculated. In the following, we seek to highlight for you – the owners of this company – the differences in how we and the current Board think about the company and its direction. We believe this will enable shareholders to vote their shares on an informed basis for this important election.

Ownership Culture

We do not believe the current board has a meaningful ownership stake in the company. In contrast, the Ader Group represents an ownership interest, exclusive of options, that is more than 100-times the aggregate ownership of the three directors we seek to replace. And the shares owned by the current board members have been largely granted to them, not purchased by them. We believe it is vital that board oversight reflect the interests of true owners (the shareholders), and not just caretakers, in making strategic and governance decisions about the future of our company.

Acquisition Strategy

With respect to the company’s acquisition strategy, we would like to set our record straight. While we understand the reasons why IGT believed it necessary to enter the social gaming space, we believe the capabilities targeted by the acquisition could have been built internally at a lower cost and without alienating the company’s core casino gaming customers. Social gaming businesses, unlike the company’s core casino gaming business, do not have high barriers to entry and IGT possesses no discernible competitive advantage. In a world where new startups spring up overnight in Silicon Valley garages, why did our board commit over a half-billion dollars to a business with approximately 80 employees and two years since founding that likely could have been built for a fraction of that amount, while avoiding years of significant projected EPS dilution (based on the company’s own statements)?

In the case of the Entraction acquisition, IGT spent more than $100 million to acquire a business that was effectively shut down within approximately 15 months of the acquisition. We believe the board process lacked the necessary rigor that an ownership culture and deeper casino gaming industry experience would have demanded. It would appear that Entraction was engaged in lines of business that could have jeopardized IGT’s regulatory standing. This is a sacrosanct issue for companies engaged in the casino gaming business – NEVER allow your “privilege” gaming licenses to be put in jeopardy, as it is these licenses which fortify the barriers to entry in IGT’s regulated casino gaming equipment business.

Customer Relationships

Like any supplier to a group of customers, IGT’s success is likely to be driven by the health and overall success of its relationships with its key customers. In the past, IGT succeeded by listening to its customers (the casino operators) and delivering customer-driven products designed to improve customer profitability. The reason? A healthy and profitable customer will usually result in a healthy and profitable supplier.

Given the casino gaming industry backgrounds and relationships of the Ader Group and our board nominees, we interface with many of IGT’s large customers on a regular basis. We hear from these customers that the company is not responsive in the way it once was.

We encourage shareholders to look at it from the perspective of IGT’s key customers, including Steve Wynn, who recently observed that “the company has seemed to have lost that edge”. If you elect our nominees – Ray Brooks (with experience in advising and turning around companies requiring new strategies), Chuck Mathewson (with experience in growing IGT into an industry-leading supplier) and Daniel Silvers (with experience investing in, advising and financing regulated casino gaming companies – both operators and equipment companies) – to represent you, they would encourage the company to re-engage with IGT’s casino gaming customers to improve relationships that have become frayed.

Focus

As long-time participants in the casino gaming industry, we believe the company’s focus has been diverted from the core casino gaming business as it has sought to enter new areas. We would continue to encourage the company to explore and innovate in new areas such as the social gaming space, but not at the expense of the health of the company’s core casino gaming business or without respect to cost, dilution or regulatory impact. As Steve Kent, of Goldman Sachs, noted shortly after the Double Down acquisition, “We continue to struggle with IGT’s allocation of capital and focus. The company’s $625 million investment ($500 million on DoubleDown and $125 million on Entraction) into internet gaming seems poorly timed. Just as IGT is starting to see an improvement in games, its energy is being focused on another business.”1 We believe shareholders should object to the continued diversion of focus during this challenging period in the operating cycle.

We believe the company’s loss of focus on its core business has been a factor in the loss of key employees in the Game Design and Sales groups. These employee losses have created a “vicious cycle” in which the loss of focus has led to employee departures and further loss of experience and focus, which can lead to decreases in shareholder value.

Defining Relevant Experience

The company has claimed that 50% of its board has industry experience. Presumably they refer to directors Hart, Satre, Miller and Alves. We encourage shareholders to consider that Ms. Hart does not appear to have had any experience in the casino gaming industry prior to her association with IGT (in which she was an outside director drafted to serve as CEO). Furthermore, Mr. Alves served a brief time on the board of a company that was primarily a lottery services company, and NOT primarily involved in the casino gaming industry. We believe it would be more appropriate to posit that currently only 25% of IGT’s board has relevant prior experience. However, the election of the Ader Group’s slate would indeed enable the company to credibly make the case that 50% of its board has significant relevant prior experience in the casino gaming industry.

_____________________

1 Statement made in research report dated March 14, 2012. The Ader Group has neither sought nor obtained consent to use this quotation.

Importantly, IGT is very different from many of the other companies in the casino gaming equipment space, because no-one in IGT’s executive management team has prior casino gaming experience. Even allowing for experience at the respective employees’ place of current employment, the following table illustrates that IGT could benefit from additional casino gaming industry experience in the organization:

We believe this relative lack of experience in the executive management ranks highlights the need for greater relevant industry experience at the board level to provide support to the company’s executive management team.

We also highlight for shareholders the absence of financial markets experience at the board level. Our nominees all have extensive financial markets experience. We believe this experience would be of substantial benefit to the board and the company in guiding its financial decision-making. As the company’s recent experiences with (i) its June 2012 accelerated share buyback, (ii) the shut down of Entraction’s operations and (iii) the Double Down situation highlight, we believe shareholders would be well-served to be represented by board members who are better-equipped to evaluate the economic impact to the shareholders of such transactions in the future.

Where Do We All Go From Here?

We are asking you, our fellow shareholders, to consider the vision we have for our company as we seek to improve shareholder value and to vote your GOLD proxy card TODAY by internet, telephone or by signing, dating and returning your GOLD proxy card.

We believe that our nominees will represent your interests by acting as owners and seeking to promote a full debate in the boardroom.

Please remember that if you try to lodge a “protest” and vote against IGT’s nominees on the White proxy card, it will not have the same effect as voting FOR the Ader nominees on the GOLD proxy card. In order to support the Ader nominees, it is important that you use the GOLD proxy card. If you have already submitted a White proxy card, you have every right to change your vote by promptly voting again using the GOLD proxy card. Only your latest dated vote counts.

If you need assistance in voting your IGT shares on the GOLD proxy card, please call the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, toll-free at (877) 825-8621.

Thank you for your support and we look forward to building a better company for the benefit of ALL shareholders.

Jason N. Ader

About Ader Investment Management LP

Ader Investment Management LP is a Delaware limited partnership that was founded in 2003.  Ader Investment Management LP is an SEC-registered investment adviser with its principal place of business located in New York, New York.  Ader Investment Management LP began conducting business in 2003, under the name of Hayground Cove Associates LP.  In June 2011, Hayground Cove Associates LP changed its name to Ader Investment Management LP.  Mr. Jason Ader is the sole principal of the firm, and is also the managing member and sole principal of the firm’s general partner, Ader Fund Management LLC.

The principal investment advisory business of Ader Investment Management LP is the management of investment portfolios consisting primarily of equity securities on behalf of certain private funds and separately managed accounts.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board.  The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak.  The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology.  Such statements are not guarantees of future performance or activities.  Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.